Filed Pursuant To Rule 433

Registration No. 333-275079

December 14, 2023

Grayscale Investments’ Pandl On Defining Crypto Sectors

Zach Pandl, Managing Director, Research for Grayscale Investments, joined Keith Black, Managing Director of RIA Channel, to discuss defining sectors in the crypto markets.

Grayscale has been offering products to access investments in digital assets for over 10 years. Currently, the firm offers 17 different investment products, including its largest product, Grayscale Bitcoin Trust (GBTC).

Grayscale understands that investors want to diversify beyond just bitcoin and explore and access the full spectrum of assets in the cryptocurrency ecosystem. In order to meet investor demand, Grayscale created a roadmap to enhance the understanding of investable assets and the underlying technologies. Grayscale Crypto Sectors is a framework that investors can use to inform asset allocation and risk management decisions. Similar to how public stocks are classified by industry using the GICS methodology, Grayscale classifies crypto assets into five sectors by their context of use. After filtering by use case, liquidity, exchange, and market capitalization, 145 assets are classified into five sectors according to their current use case. Assets may change sectors over time as the use case evolves and new sectors may be added to the taxonomy in the future. Artificial intelligence is an example of a sector that may be added in the future.

Grayscale partnered with FTSE Russell, a firm with deep experience in building financial market indices, to create the FTSE Grayscale Crypto Sector Index Series.

WEBCAST – Grayscale Crypto Sectors For Investment Professionals

In this webinar, investment professionals will learn how to categorize the crypto asset class into five sectors: Currencies, Smart Contract Platforms, Financials, Consumer and Culture, and Utilities and Services.

Grayscale Crypto Sectors provide a framework to understand, evaluate, and monitor the evolution of the crypto landscape over time.

Beyond learning about the framework, viewers will come to understand the underlying structure and unique characteristics of each sector, as well as gain a high-level overview of the crypto asset class as a whole.

Important Information

Investments in digital assets are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Investments in digital assets are not suitable for any investor that cannot afford loss of the entire investment. All content is original and has been researched and produced by Grayscale Investments, LLC (“Grayscale”) unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose. This content does not constitute a recommendation or take into account the particular investment objectives, financial situations, or needs of investors.

Indexes are unmanaged and it is not possible to invest directly in an index. Asset allocation subject to change.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.